AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 9th day of November, 2010, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended, (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the Boston Common funds listed on Exhibit U attached hereto (as amended from time to time) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit U to the Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Robert M. Slotky	By: /s/Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit U to the
Professionally Managed Portfolios Fund Administration Servicing Agreement

Name of Series                                                                                                                                Date Added
Boston Common International Fund                                                                                                  on or after November 9, 2010
Boston Common U.S. Equity Fund                                                                                                    on or after November 9, 2010

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at November, 2010
Annual Fee Based Upon Average Net Assets Per Fund*
        10 basis points on the first $75 million
        8 basis points on the next $250 million
        5 basis points on the balance
Minimum annual fee:  $64,000 per fund

▪  Additional fee of $30,000 for each additional class
▪  Additional fee of $15,000 per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪  Daily Performance Reporting
▪  Advisor Information Source Web Portal
▪  USBFS Legal Administration (e.g., registration statement update)

CCO Annual Fees (Per Advisor Relationship/Fund)*
▪  $12,000 /fund (subject to change based on Board review and approval)
▪  $3,500 / sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedules above and on page 3.
Boston Common Asset Management, LLC

By: /s/Geeta Aiyer

Name: Geeta Aiyer

Title: President     Date: 12/15/10

Exhibit U (continued) to the
Professionally Managed Portfolios Fund Administration Servicing Agreement
FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES SUPPLEMENTAL SERVICES - FEE SCHEDULE at November, 2010
Annual Legal Administration (INCLUDED IN ANNUAL FEE)
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:
▪  1 basis point on assets
▪  $15,000 additional minimum

Additional Services (NOT INCLUDED IN ANNUAL FEE)
▪  New fund launch – as negotiated based upon specific requirements
▪  Subsequent new fund launch – $15,000 /project
▪  Subsequent new share class launch – $10,000 /project
▪  Multi-managed funds – as negotiated based upon specific requirements
▪  Proxy – as negotiated based upon specific requirements

Daily Compliance Services (Charles River)
▪  Base fee – $20,000 /fund per year
▪  Setup – $2,500 /fund group
▪  Data Feed  – $0.15 /security per month

Section 15(c) Reporting
▪  $2,000 /fund per report – first class
▪  $600 /additional class report

Equity Attribution
▪  $16,000 first user
▪  $10,500 2nd user
▪  $8,000 thereafter
▪  Plus, $3,000 - $5,000 annually

Electronic Board Materials
▪  USBFS will establish a unique client board URL and load/maintain all fund board book data for the main fund board meetings and meetings for up to two separate committees
▪  Up to 10 non-USBFS users including advisor, legal, audit, etc.
▪  Complete application, data and user security – data encryption and password protected
▪  On-line customized board materials preparation workflow
▪  Includes web-based and local/off-line versions
▪  Includes complete initial and ongoing user training
▪  Includes 24/7/365 access via toll free number
▪  Includes remote diagnostics for each user, including firewall and network issues
▪  Triple server backup / failover

Annual Fee
▪  $24,000 /year (includes 10 external users)
▪  $800 /year per additional user
▪  $4,000 implementation/setup fee

Daily Pre- and Post-Tax Performance Reporting (INCLUDED IN ANNUAL FEE)
▪  Performance Service – $300 /CUSIP per month
▪  Setup – $100 /CUSIP
▪  Conversion – quoted separately
▪  FTP Delivery – $2,500 setup /FTP site

Advisor Information Source Web Portal (INCLUDED IN ANNUAL FEE)
▪  $150 /fund per month
▪  Specialized projects will be analyzed and an estimate will be provided prior to work being performed